Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Glen Akselrod, Bristol Capital

(905) 326-1888, Ext. 1

glen@bristolir.com

Aqua Metals Announces First Quarter 2021 Results

First Quarter and Recent Highlights:

●	Advanced discussions with several potential license and equipment supply partners

●

Received first insurance payment of $1.4 million toward the business interruption claim, bringing total insurance collected to $25.0 million; additional payments for property and business interruption claims expected

●	Strengthened Board of Directors with two appointments that bring licensing, cleantech, and manufacturing experience

●	Filed provisional patent to protect the application of AquaRefining methodology to lithium-ion battery recycling

●	Invested $1.5 million in LiNiCo, a cleantech lithium-ion battery recycling innovator; providing an opportunity for strategic partnership

●	Commencement of triple-net lease-to-buy agreement for non-core McCarran, Nevada AquaRefinery with LiNiCo

●	Filed provisional patent for a methodology to create battery manufacturing-ready lead oxide directly from AquaRefining process

●	Established global partnership with BASF

●

Raised additional net proceeds of $0.5 million subsequent to the 2020 earnings report ($7.5 million total during the first quarter) through opportunistic share sales utilizing at-the-market sales agreements

MCCARRAN, Nev., April 29, 2021 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) ("Aqua Metals" or the "Company"), which is reinventing metals recycling with its AquaRefining™ technology, today announced results for its first quarter ended March 31, 2021.

Steve Cotton, President and Chief Executive Officer, commented, “We have had a very good start to 2021 and have taken several positive steps forward in the evolution of Aqua Metals. Most significantly, we are in advanced discussions with several strong candidates to license and implement our proprietary, hydrometallurgical, clean AquaRefining lead recycling technology. Our primary focus is to secure our first AquaRefining license and equipment supply partnership. We believe Aqua Metals is very close to achieving that goal. Other recent initiatives have included an investment in a strategic partner, paving the way for the formation of an alliance of companies to advance clean recycling technologies for lithium-ion batteries. In addition, we are working to strengthen our already robust IP portfolio with the submission of two strategic provisional patents covering our metal oxide and lithium battery recycling initiatives. Further, we have increased the expertise of our Board with the appointments of Molly Zhang and Edward Smith, who are already contributing with their vast experience in licensing, cleantech and manufacturing.”

First Quarter 2021 Financial Results

During the first quarter of 2021, the Company remained focused on the final stages of its V1.25L Aqualyzer program. As Aqua Metals has been refining its product offering for future license and equipment supply partners, the Company did not generate revenue during the first quarter of 2021. The minimal revenue recognized during the first quarter of 2020 was the result of the sale of existing inventory.

Cost of product sales increased by approximately 11% during the first quarter to $1.6 million compared to $1.5 million for the same period in 2020. The slight increase in cost of product sales was driven by plant clean-up costs in preparation for the lease and planned sale of the facility.

General and administrative expenses for the first quarter of 2021 decreased approximately 4% compared to the first quarter of 2020. Aqua Metals achieved a significant decrease in general and administrative expenses last year, during the first quarter of 2020. These improvements resulted from swift cost reduction measures implemented during the Company’s expedited transition to a capital-light business model. The Company continues to scrutinize all expenses while focusing on efficient capital management.

Aqua Metals received insurance proceeds of $231,000 during the first quarter of 2021 related to the 2019 fire. Subsequent to the end of the quarter, the Company received an additional insurance payment of $1.4 million, the first payment related to its business interruption claim. Including the most recent insurance payment, the total collected is now $25.0 million. It is anticipated that additional insurance collections will be received, reflecting asset replacement cost and business interruption coverage. As the amounts received have exceeded the original insurance receivable balance, that was limited by GAAP accounting standards, any additional payments are reported as other income.

Interest expense decreased approximately 97% for the first quarter of 2021 compared to the same period in 2020. The decrease resulted from the retirement of the Veritex loan during the fourth quarter of 2020, leaving the Company essentially debt free.

For the first quarter of 2021, the Company had an operating loss of $4.2 million, compared to an operating loss of $4.1 million for the quarter ended March 31, 2020. The net loss for the first quarter was $4.1 million, or $0.06 per basic and diluted share, compared to a net loss of $4.4 million, or $0.07 per basic and diluted share, for the quarter ended March 31, 2020.

During the first quarter of 2021, Aqua Metals made a $1.5 investment in LINICO Corporation (“LiNiCo”). LiNiCo is a cleantech innovator focused on sustainable lithium-ion battery recycling methodologies. This investment is reflected as a non-current asset on the balance sheet. As another significant step in implementing its capital-light business model, the Company also reached an agreement with LiNiCo for the lease with an option to purchase its McCarran, Nevada plant. The agreement is structured to allow Aqua Metals to retain use of a portion of the building while also receiving lease revenues. As part of the transaction, LiNiCo is required to pay Aqua Metals two non-refundable cash deposits totaling $3.25 million to be used toward the purchase of the facility. As a triple-net lease, the agreement will significantly reduce Aqua Metals' cash outflow related to the plant. The lease-to-buy agreement commenced on April 1, 2021.

The Company utilized its at-the-market share sales agreements during the quarter. Through opportunistic share sales, Aqua Metals recently raised additional net proceeds of approximately $0.5 million. This is in addition to the $7.0 million previously announced and increased the total to $7.5 million raised during the first quarter of 2021. As of March 31, 2021, the Company had $11.7 million in cash and cash equivalents.

Conference Call and Webcast

The Company will conduct a conference call to discuss these results today at 4:30 p.m. Eastern Daylight Time. The conference call may be accessed by dialing: (833) 579-0902 or (778) 560-2608 for international callers and referencing conference ID: 1979603. A simultaneous webcast of the conference call, which will include presentation slides, will be available at: https://onlinexperiences.com/Launch/QReg/ShowUUID=123B7457-7347-402B-8B72-063CCC4AB283. In addition, the live webcast or a replay of the conference call will be available via the Company website at: https://ir.aquametals.com/ir-calendar. A telephone replay of the conference call will be available until May 29, 2021 by dialing (800) 585-8367 (toll free) or (416) 621-4642 and using conference ID: 1979603.

About Aqua Metals

Aqua Metals, Inc. (NASDAQ: AQMS) is reinventing metals recycling with its patented hydrometallurgical AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular Aqualyzers™ cleanly generates ultra-pure metal one atom at a time, closing the sustainability loop for the rapidly growing energy storage economy. The Company’s offerings include equipment supply, services, and licensing of the AquaRefining technology to recyclers across the globe. Aqua Metals is based in McCarran, Nevada. To learn more, please visit: www.aquametals.com.

Aqua Metals Social Media

Aqua Metals has used, and intends to continue using, its investor relations website (https://ir.aquametals.com), in addition to its Twitter, LinkedIn and YouTube accounts at https://twitter.com/AquaMetalsInc (@AquaMetalsInc), https://www.linkedin.com/company/aqua-metals-limited and https://www.youtube.com/channel/UCvxKNWcB69K0t7e337uQ8nQ respectively, as means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to, our plans, objectives, expectations and intentions and other statements that contain words such as "expects," "contemplates," "anticipates," "plans," "intends," "believes", "estimates", "potential" and variations of such words or similar expressions that convey uncertainty of future events or outcomes, or that do not relate to historical matters. The forward-looking statements in this press release include our expectations for the benefits of our new methodology for producing battery manufacturing ready active material and the future of lead acid battery recycling via traditional smelters. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that we may not be able to satisfactorily demonstrate to potential licensees the technical and commercial viability of our V1.25 electrolyzer and AquaRefining process; (2) the risk that licensees may refuse or be slow to adopt our AquaRefining process as an alternative to smelting in spite of the perceived benefits of AquaRefining; (3) the risk that we may not realize the expected economic benefits from any licenses we may enter into; (4) the risk that we may not be able to access additional capital as and when needed; and (5) those other risks disclosed in the section "Risk Factors" included in our Annual Report on Form 10-K filed on February 25, 2021 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31, 2021	December 31, 2020
	(unaudited)	(Note 2)
ASSETS
Current assets
Cash and cash equivalents	$11,727	$6,533
Accounts receivable	—	32
Inventory	1,091	1,091
Prepaid expenses and other current assets	641	702
Total current assets	13,459	8,358

Non-current assets
Property and equipment, net	24,722	24,883
Intellectual property, net	775	819
Investment in LiNiCo	1,500	—
Other assets	1,108	1,078
Total non-current assets	28,105	26,780

Total assets	$41,564	$35,138

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,697	$1,552
Accrued expenses	1,709	1,253
Lease liability, current portion	606	620
Notes payable, current portion	31	29
Total current liabilities	4,043	3,454

Lease liability, non-current portion	108	242
Notes payable, non-current portion	170	303
Total liabilities	4,321	3,999

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 100,000,000 shares authorized; 67,755,336 and 64,461,065 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	68	64
Additional paid-in capital	206,914	196,728
Accumulated deficit	(169,739)	(165,653)
Total stockholders’ equity	37,243	31,139

Total liabilities and stockholders’ equity	$41,564	$35,138

AQUA METALS, INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2021	2020

Product sales	$—	$18

Operating cost and expense
Cost of product sales	1,610	1,454
Research and development cost	289	242
General and administrative expense	2,299	2,385
Total operating expense	4,198	4,081

Loss from operations	(4,198)	(4,063)

Other income and (expense)
Insurance proceeds net of related expenses	(12)	(203)
PPP loan forgiveness	131	—
Interest expense	(5)	(183)
Interest and other income	—	22

Total other income (expense), net	114	(364)

Loss before income tax expense	(4,084)	(4,427)

Income tax expense	(2)	—

Net loss	$(4,086)	$(4,427)

Weighted average shares outstanding, basic and diluted	66,877,948	59,582,603

Basic and diluted net loss per share	$(0.06)	$(0.07)